SIXTH AMENDMENT TO
                         TERM LOAN AND CREDIT AGREEMENT


THIS SIXTH AMENDMENT is made as of the 31st day of July, 1995, and is by and between Varitronic Systems, Inc., a Minnesota corporation (the "Borrower"), and Norwest Bank Minnesota, National Association, a national banking association (the "Bank").

REFERENCE IS HEREBY MADE to that certain Revolving Credit Agreement dated as of January 31, 1992, as amended by a First Amendment dated September 17, 1992, by a Second Amendment dated April 19, 1993, by a Third Amendment dated January 24, 1994, by a Fourth Amendment dated September 7, 1994, and by a Fifth Amendment dated December 31, 1994 (as amended, the "Credit Agreement"), made between the Borrower and the Bank. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrower has requested the Bank to reduce the Credit from $10,000,000.00 to $6,000,000.00 and to have $4,000,000.00 of the outstanding principal of the Credit become a term loan to the Borrower (the "Loan") to be evidenced by a Term Note by the Borrower to the Bank (the "Term Note") and subject to the terms and conditions of the Credit Agreement; and,

WHEREAS, the Bank is willing to grant the Borrower's requests, subject to the provisions of this Sixth Amendment;

NOW, THEREFORE, in consideration of the premises and for other valuable consideration received, it is agreed as follows:

1. All references in the Credit Agreement to the Note shall refer to the Promissory Note a copy of which is attached to this Sixth Amendment as Exhibit A.

2. The definition of "Interest Period" set forth in Article I, Definitions of the Credit Agreement is amended in its entirety as follows:

     "Interest Period" means with respect to a CD Rate quotation, a period of 30, 60, 90 or 180 days beginning on a Domestic Business Day as elected by the Borrower, or, with respect to a LIBO Rate quotation for an Advance under the Revolving Loans, a period of one to six months beginning on a Eurodollar Business Day as elected by the Borrower; provided, however, that no Interest Period for an Advance under the Revolving Loans shall end after December 31, 1996. In addition Interest Period means with respect to a LIBO Rate Quotation for the Term Loan, a period of 90 to 360 days beginning on a Eurodollar Business Day as elected by the Borrower, or, with respect to a Cost of Funds Rate quotation for the Term Loan, a period of one year or more from the date the quotation is requested; provided, however, that no Interest Period for the Term Loan shall end after July 31, 1999.

3. The definition of "Loan Documents" set forth in Article I, Definitions of the Credit Agreement is amended in its entirety as follows:

     "Loan Documents" means this Agreement, the Note, the Term Note, the Master Agreement for Documentary Letters of Credit, the Master Agreement for Standby Letters of Credit and all Applications for Letters of Credit.

4. The definition of "Revolving Advance Commitment" in Article I, Definitions of the Credit Agreement is amended by deleting the amount of "$10,000,000" and substituting the amount of "$6,000,000".

5. Article I, Definitions of the Credit Agreement is amended by the addition of the following:

     "Cost of Funds Rate" means the rate determined by the Bank to represent the Bank's direct and indirect cost of acquiring funds with a term equal to the applicable Interest Period for the Cost of Funds in an amount equal to the outstanding principal amount of the Term Loan.

     "Term Note" has the meaning Specified in Section 2.15.

     "Notes" means the Note and the Term Note.

6. Section 2.05 Revolving Advance Commitment Fees of Article II of the Credit Agreement is amended in its entirety as follows:

     Section 2.05 Revolving Advance Commitment Fees. The Borrower agrees to pay to the Bank a commitment fee at the rate of .125% per annum on the amount of the Revolving Advance Commitment from the date hereof to and including the Commitment Termination Date, payable quarterly in arrears on the last day of each September, December, March and June during the term of the Revolving Advance Commitment, commencing September 30, 1995, provided that the commitment fee remaining unpaid shall be due and payable on the Commitment Termination Date.

7. Article II Amount and Terms of the Revolving Loans of the Credit Agreement is amended by the addition of the following:

     Section 2.15 Term Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Four Million and No/100 Dollars ($4,000,000.00) (the "Term Loan"). The Borrower's obligation to repay outstandings under the Term Loan will be evidenced by a promissory note (the "Term Note") dated as of July 31, 1995, in the form of Exhibit B which is attached to this Sixth Amendment and made a part hereof.

     Section 2.16 Term Loan Availability Period. The Term Loan shall consist of the amount outstanding under the Note as of July 31, 1995 up to a maximum amount of $4,000,000.00 or, if there is less than $4,000,000.00 outstanding under the Note on July 31, 1995, the amount outstanding under the Note and an amount disbursed by the Bank to the Borrower so that the total principal amount outstanding under the Term Note equals $4,000,000.00.

     Section 2.17 Optional Interest Rates for the Term Loan.

          (a) Floating Rate. Unless the Borrower elects the LIBO Rate Option or the Cost of Funds Rate Option pursuant to this Section, the outstanding principal balance of the Term Loan shall bear interest at the Floating Rate from time to time in effect plus one-half of one percent (.50%), each change in the interest rate to become effective on the day the corresponding change in the Floating Rate becomes effective. According to the terms of the Term Note, the Borrower may elect interest rates based on the LIBO Rate Option or Bank's Cost of Funds Rate Option. The following terms and conditions must be satisfied to elect these options.

          (b) LIBO Rate Option and Cost of Funds Rate Option. At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that the Bank quote the Cost of Funds Rate or LIBO Rate which would be applicable for the principal balance outstanding of the Term Loan and for the Interest Period indicated by the Borrower in its quotation request; provided, however, that the Borrower may not request a Cost of Funds Rate or LIBO Rate quotation at any time that a Default or Event of Default has occurred and is continuing. A request for a Cost of Funds Rate quotation must be received by the Bank before 11:00 a.m. (Minneapolis time) on the Domestic Business Day before the first day of the proposed Interest Period and a request for a LIBO Rate quotation must be received by the Bank before 10:00 a.m. (Minneapolis time) on the day two Eurodollar Business Days before the first day of the proposed Interest Period. The Borrower shall immediately either accept or reject the quotation by telephone. If the Borrower does not immediately accept either the LIBO Rate or the Cost of Funds quotation, the quotation shall be deemed to have been rejected. Upon acceptance of either the LIBO Rate or Cost of Funds Rate quotation, the quoted rate shall be the interest rate applicable for the proposed Interest Period to the outstanding principal balance of the Term Loan. At the termination of such Interest Period, the interest rate applicable to the principal balance of the Term Loan shall revert to the Floating Rate plus .50% unless a new Cost of Funds Rate or LIBO Rate quotation is accepted by the Borrower. Notwithstanding anything contained in this Section to the contrary, the Bank shall have no obligation to quote a LIBO Rate for any Interest Period if the Bank, in its sole discretion, determines that deposits in amounts equal to the amount for which the quotation has been requested and maturing at the end of the proposed Interest Period are not readily available to the Bank from major banks in the London interbank market.

     Section 2.18 Payments. All principal, interest and fees due under the Term Note will be paid to the Bank by the direct debit of available funds on deposit in the Borrower's account with the Bank. The Bank will debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day", except as otherwise provided), the Bank will debit the account on the next Banking Day, and interest will continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment will be due immediately without necessity of demand by direct remittance of immediately available funds. For amounts bearing interest at the LIBO Rate (if any) a Banking Day is a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London interbank market.

8. The first paragraph of Article V Affirmative Covenants of the Credit Agreement is amended by deleting the term "Note" and substituting the term "Notes".

9. Section 5.10 Current Ratio of Article V of the Credit Agreement is deleted and substituted therefor is the following:

     Section 5.10 Quick Ratio The Borrower will at all times maintain the ratio of its Consolidated Current Assets less consolidated inventories to Consolidated Current Liabilities at not less than 1.0 to 1.0.

10. Section 5.11 Tangible Net Worth of Article V of the Credit Agreement is amended in its entirety as follows:

     Section 5.11 Tangible Net Worth The Borrower will at all times maintain Consolidated Tangible Net Worth at an amount not less than $18,000,000 plus 50% of cumulative annual net income of the Borrower for fiscal year ending July 31, 1996 and 75% of cumulative annual net income of the Borrower annually thereafter. Cumulative annual net income shall be net of maximum stock repurchases of $2,500,000 over the term of the Agreement. For purposes of this Section 5.11, a loss in any fiscal year of the Borrower will be included as zero for purposes of the calculation hereunder.

11. Section 5.12 Ratio of Earnings to Debt Service of Article V of the Credit Agreement is amended in its entirety as follows:

     Section 5.12 Ratio of Earnings to Debt Service. The Borrower will at all times maintain the ratio of (i) its net income before interest expense and income tax, plus (A) depreciation and, plus (B) all lease payments in respect of capital and operating leases which have a term in excess of one year, to (ii) the sum of its interest expenses, plus (A) all lease payments in respect of capital and operating leases and, plus (B) the current portion of any Long-Term Debt, all determined on the basis of the four preceding fiscal quarters of the Borrower, at not less than 1.30 to 1.00. For purposes of this Section 5.12, twenty percent (20%) of the outstanding principal balance of the Advances will at all times be included in the current portion of Long-Term Debt.

12. The first paragraph of Article VI Negative Covenants of the Credit Agreement is amended by deleting the term "Note" and substituting the term "Notes".

13. Section 7.01(a) under Events of Default of Article VII of the Credit Agreement is amended in its entirety as follows:

     (a) Default in the payment of any principal of or interest on either of the Notes when such payment becomes due and payable; or

14. Section 7.02 of the Rights and Remedies of the Credit Agreement is amended so that each time the term "Note" is used it is deleted and the term "Notes" is substituted.

15. Simultaneously with the execution of this Sixth Amendment, the Borrower shall deliver to the Bank upon request, a Norwest Corporate Certificate of Authority, in form and content acceptable to the Bank; and,

16.  The Borrower hereby represents and warrants to the Bank as follows:

     A. The Credit Agreement constitutes a valid, legal and binding obligation owed by the Borrower to the Bank, subject to no counterclaim, defense, offset, abatement or recoupment.

     B. As of the date of this Sixth Amendment, (i) all of the representations and warranties contained in the Credit Agreement are true, and (ii) there exists no Event of Default and no event which, with the giving of notice or the passage of time, or both, could become an Event of Default.

     C. The execution, delivery and performance of this Sixth Amendment by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law or the terms of the Borrower's Articles of Incorporation or By-laws, or of any undertaking to which the Borrower is a party or by which it is bound.

     E. All financial statements delivered to the Bank by or on behalf of the Borrower, including any schedules and notes pertaining thereto, have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and fully and fairly present the financial condition of the Borrower at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the financial condition or business of the Borrower from April 30, 1995 to the date hereof.

17. Except as modified by this Sixth Amendment, the Credit Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Sixth Amendment as of the date first written above.

                                                    NORWEST BANK MINNESOTA,
VARITRONIC SYSTEMS, INC.                            NATIONAL ASSOCIATION

By: /s/  Norbert F. Nicpon                          By: /s/  Lynn Hultstrand
Its:   Vice President                               Its:


                                   EXHIBIT B

[GRAPHIC OMMITTED - NORWEST LOGO]

NORWEST BANK MINNESOTA,
NATIONAL ASSOCIATION                                          TERM NOTE


$4,000,000.00                                    Minneapolis, Minnesota

FOR VALUE RECEIVED, Varitronic Systems, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual rate of interest defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

This Term Note is issued pursuant to a Revolving Credit Agreement dated January 31, 1992 as amended of even date herewith between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions thereto, contain additional terms and conditions including default and acceleration provisions. The terms of the Agreement are incorporated into this Term Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement.

INTEREST RATE.

BASE RATE OPTION. Unless the Borrower chooses the Cost of Funds Option or the LIBO Rate Option defined below, the principal balance outstanding under this Term Note will bear interest at an annual rate equal to the Base Rate, floating plus .50% (the "Floating Rate Option"). The Floating Rate is the "base" or "prime" rate of interest established by the Bank from time to time at its principal office in Minneapolis, Minnesota.

COST OF FUNDS OPTION. Subject to the terms and conditions of the Agreement, the Borrower may elect that all of the principal balance of this Term Note bear interest at the Bank's cost of funds plus 2.15% (the "Cost of Funds Option"). The Bank's Cost of Funds is the rate determined by the Bank to represent the Bank's direct and indirect cost of acquiring funds with a term equal to the applicable Cost of Funds Interest Period, in an amount equal to the principal balance outstanding of this Term Note.

LIBO RATE OPTION. Subject to the terms and conditions of the Agreement the Borrower may elect that all of the principal balance of this Term Note bear interest at the LIBO Rate plus 2.15% (the "LIBO Rate Option"). The LIBO Rate will be computed in accordance with the terms of the Credit Agreement.

INTEREST AFTER MATURITY. The unpaid principal balance and interest due under this Term Note after maturity (whether this Term Note matures by demand, acceleration or lapse of time) shall bear interest until paid at the Base Rate plus 2.15%, floating. The Base Rate is the "base" or "prime" rate of interest established by the Bank from time to time at its principal office in Minneapolis, Minnesota.

REPAYMENT TERMS

INTEREST. Interest will be payable quarterly in arrears on the last day of each quarter, beginning October 31, 1995.

PRINCIPAL. Principal will be payable in 16 successive quarterly installments as follows starting on October 31, 1995 and continuing on the last day of each quarter thereafter until and including July 31, 1999 when all outstanding principal and accrued but unpaid interest will be due and payable:

     October 31, 1995 and January 31, 1996                     $ 150,000.00
     April 30, 1996 and July 31, 1996                          $ 200,000.00
     October 31, 1996 until and including January 31, 1998     $ 250,000.00
     April 30, 1998 until and including July 31, 1999          $ 300,000.00

PREPAYMENT. While under the Floating Rate Option, the Borrower may prepay this Term Note in full or in part at any time without penalty. Each prepayment of this Term Note under the LIBO Rate Option or Cost of Funds Option, whether voluntary or by reason of acceleration, will be accompanied by accrued interest on the prepaid portion and a prepayment fee equal to the amount, if any, by which:

         (i) the additional interest that would have been payable on the amount prepaid if it had not been paid until the last day of the interest period, exceeds

         (ii) the interest that would have been recoverable by the Bank by reinvesting the amount prepaid from the prepayment date to the last day of the relevant interest period in U.S. Government Securities.

Any prepayment will be applied to the most remote installment of principal due under this Term Note.

ADDITIONAL TERMS AND CONDITIONS. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank in the event this Term Note is not duly paid. Demand, presentment, protest and notice of nonpayment and dishonor of this Term Note are expressly waived. This Term Note will be governed by the substantive laws of the State of Minnesota.

VARITRONIC SYSTEMS, INC.

BY: /s/  Norbert F. Nicpon

ITS: Vice President


                                   EXHIBIT A

                                PROMISSORY NOTE

$6,000,000.00                                            July 31, 1995

      FOR VALUE RECEIVED, the undersigned, VARITRONIC SYSTEMS, INC., a Minnesota corporation, promises to pay on December 31, 1996 to the order of Norwest Bank Minnesota, National Association (the "Bank") at the Bank's St. Paul Office or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or so much thereof as is disbursed and remains outstanding hereunder as shown by the Bank's liability record on the dates payments are due hereunder, together with interest on the unpaid balance hereof from the date hereof until this Note is fully paid at the rate or rates and times determined in accordance with the provisions of the Credit Agreement described below. Interest on this Note shall be calculated on the basis of actual number of days elapsed in a 360-day year.

      This Note constitutes the Note issued pursuant to the provisions of that certain Revolving Credit Agreement dated as of January 31, 1992, as amended by a First Amendment dated as of September 17, 1992, by a Second Amendment dated April 19, 1993, by a Third Amendment dated January 24, 1994, by a Fourth Amendment dated September 7, 1994, by a Fifth Amendment dated December 31, 1994, and by a Sixth Amendment of even date herewith (as amended, the "Credit Agreement"), made between the undersigned and the Bank. Reference is hereby made to the Credit Agreement for statements of the terms pursuant to which the indebtedness evidenced hereby was created, may be prepaid voluntarily, may be reborrowed and may be accelerated.

      Unless prohibited by law, the undersigned agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses, incurred by the holder hereof in the event this Note is not duly paid. The holder hereof may change any terms of payment of this Note, including extensions of time and renewals, and release any security for, or any party to, this Note, without notifying or releasing any accommodation maker, endorser or guarantor from liability in connection with this Note. Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned and each endorser or guarantor. This Note shall be governed by the substantive laws of the State of Minnesota.

                            VARITRONIC SYSTEMS, INC.

                           By: /s/ Norbert F. Nicpon

                           Its: Vice President